As filed with the Securities and Exchange Commission on May 11, 1995.
                                                 Registration No. 33-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              IDEON GROUP, INC.
            (Exact name of registrant as specified in its charter)

Delaware                                                        59-3293212
(State or other jurisdiction  of                           (I.R.S. Employer
incorporation or organization)                              Identification No.)

                           7596 Centurion Parkway
                         Jacksonville, Florida 32256
                   (Address of Principal Executive Offices)


                    IDEON GROUP, INC. DIRECTORS STOCK PLAN
                             (Full title of Plan)

                                 Lisa Ormand
                    Vice President and Corporate Secretary
                            7596 Centurion Parkway
                         Jacksonville, Florida 32256
                                (904) 218-1800
           (Name, address, and telephone number of agent for service)

                        Total number of pages: 17

                     CALCULATION OF REGISTRATION FEE

                                        Proposed
                       Amount           Maximum               Amount of
Title of Shares        to be            Aggregate Price       Registration
to be Registered       Registered       Per Unit              Fees
- ----------------       ----------       ---------------       ------------
Common Stock           105,000          $16.44                $595

(1) Estimated solely for the purpose of determining the registration fee. The common stock of Ideon Group, Inc. ("Registrant" or the "Company"), par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange ("NYSE"). $16.44 represents the represents the average of high and low prices of the Common Stock as quoted on NYSE on May 9, 1995.

(2) This amount is calculated based on the aggregate number of shares being registered hereunder for issuance pursuant to the exercise of options and other rights under the Ideon Group, Inc. Directors Stock Plan (the "Directors Plan"). The 105,000 shares being registered pursuant hereto may be issuable upon the exercise of options or election to receive meeting fees and annual retainer in the form of shares of the Common Stock under the Directors Plan. This Registration Statement also includes such indeterminate number of additional shares of Common Stock of the Company as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Directors Plan.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1  and  2.  Plan Information; Registrant Information
                  and Employee Plan Annual Information

         The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants in the Directors Plan as specified by Rule 428(b)(1).

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"): (i) Registrant's Prospectus included in Registration Statement (No. 33-58273) on Form S-4 filed with the Commission as of March 28, 1995; (ii) the Annual Report of SafeCard Services, Incorporated ("SafeCard") on Form 10-K for the fiscal year ended October 31, 1994; (iii) SafeCard's Current Report on Form 8-K dated December 8, 1994; (iv) SafeCard's Transition Report on Form 10-Q for the two months ended December 31, 1994; (v) SafeCard's Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994; (vi) SafeCard's Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994; (vii) SafeCard's Amendment No. 3 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994; (viii) SafeCard's Amendment No. 1 to its Transition Report on Form 10-Q for the two months ended December 31, 1994; (ix) SafeCard's Proxy Statement dated March 30, 1995; and (x) the description of the Common Stock contained in the Registrant's Registration Statement on Form 8-B filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         With respect to the unaudited consolidated financial information of SafeCard for the transition period ended December 31, 1994 incorporated by reference in this registration statement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 6, 1995, except for Note 1, for which the date is March 24, 1995, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Securities Act") for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Securities Act.


Item 4.  Description of Securities

         Not Applicable


Item 5.  Interests of Named Experts and Counsel

         Not Applicable.


Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law generally provides Registrant broad powers to indemnify its directors, officers, employees and agents.

         Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         Section 145(c) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Section 145(d) provides that any indemnification under subsections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (i) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         Section 145(e) provides that expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 145.

         Section 145(f) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which any director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

         Section 145(j) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         Article NINTH of Registrant's Amended and Restated Certificate of Incorporation, as amended ("Registrant's Certificate") provides that Registrant shall, to the full extent permitted by applicable law, indemnify all persons whom it may indemnify pursuant thereto.

         Article TENTH of Registrant's Certificate, consistent with Section 102(b)(7) of the Delaware General Corporation Law, provides that a director of Registrant shall not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any improper payment of dividends or any unlawful stock purchase or redemption as provided under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH further provides no amendment or repeal of such article or adoption of any provision of the Certificate of Incorporation inconsistent with Article TENTH shall prejudice the exculpatory effect of Article TENTH with respect to any act or omission occurring prior to the effective date of such amendment, repeal or inconsistent provision.

         Section 10 of Article V of Registrant's By-laws provides that each person who is or was a director or officer of Registrant or any of its subsidiaries and each person who serves or may have served at the request of Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by Registrant in accordance with and to the fullest extent authorized by, the provisions of the Delaware General Corporation Law as it may from time to time be amended. Each person who is or was an employee or agent of Registrant and each person who serves or may have served as an employee or agent of another corporation, partnership, joint venture trust or other enterprise, may be similarly indemnified at the discretion of the Board of Directors.

         In addition to indemnification provided by statutes, Registrant's Certificate and By-laws, Registrant will assume written indemnity agreements with its directors and with certain of its officers. In general, the written indemnity agreements provide broad protection to the indemnitee, including, among other things, (i) mandatory advancement of litigation expenses (including attorneys' fees), subject to an undertaking by the indemnitee to repay such advances if it is later determined that he or she is not entitled to indemnification; (ii) contribution toward the amount incurred by the indemnitee under certain circumstances where complete indemnification may otherwise be unavailable; (iii) continuation of the maximum directors' and officers' liability insurance available to Registrant; and (iv) payment of expenses incurred by the indemnitee in actions brought by the indemnitee under certain circumstances. The indemnity agreements provide additional benefits in the event of a change in control of Registrant. The indemnity agreements also provide that no action may be brought by or on behalf of Registrant against the indemnitee after the expiration of two years from the date of the accrual of such action.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

         This Form S-8 Registration Statement includes the following exhibits:

Exhibit  Number
- -------  ------

4(a)     Registrant's    Amended   and    Restated    Certificate    of
         Incorporation, incorporated by reference to Appendix B of SafeCard's 1995 definitive proxy statement which was included in Ideon's Registration Statement on Form S-4 (No. 33-58273) filed as of March 28, 1995.

4(b) Certificate of Amendment to Registrant's Amended and Restated Certificate of Incorporation, incorporated by reference to
         Exhibit 3(b) of Registrant's Registration Statement on Form 8-B filed as of May 5, 1995.

4(c) Registrant's By-Laws, incorporated by reference to Appendix B of SafeCard's 1995 definitive proxy statement which was included in Ideon's Registration Statement on Form S-4 (No. 33-58273) filed as of March 28, 1995.

 5       Opinion of Mahoney Adams & Criser, P.A.

15       Letter Regarding unaudited financial information.

23(a)    Consents of Price Waterhouse LLP, Independent Accountants.

23(b)    Consent of Mahoney Adams & Criser, P.A, included in Exhibit 5.

Item 9.  Undertakings

    (1)  The undersigned registrant hereby undertakes:

         (a)  To  file  during  any  period  in  which  offers or  sales of the
         securities    registered    hereunder   are   being   made,   a  post-
         effective amendment to this Registration Statement:

                  (i)     To include any  prospectus  required
                  by  Section 10(a)(3) of  the Securities Act;

                  (ii) To reflect in the  prospectus any facts
                  or events  arising after the effective  date
                  of this Registration  Statement (or the most
                  recent  post-effective   amendment  thereof)
                  which,  individually  or in  the  aggregate,
                  represent  a   fundamental   change  in  the
                  information  set  forth in the  Registration
                  Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided,   however,   that   paragraphs  (a)(i)  and  (a)(ii)  do  not
         apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

             (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)  To   remove   from    registration   by   means  of   a  post-
         effective   amendment   any  of  the   securities   being   registered
         which  remain  unsold  at the  termination  of the offering.

         (2) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 11th day of May 1995.

                                          IDEON GROUP. INC.


                                     By: /s/Paul G. Kahn
                                         ------------------------------------
                                         Paul G. Kahn
                                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                      Title                               Date
- ---------                      -----                               ----

/s/ William T. Bacon, Jr.      Director                            May 11, 1995
- ----------------------------
William T. Bacon, Jr.



/s/ Marshall L. Burman         Director                            May 11, 1995
- ----------------------------
Marshall L. Burman

/s/ John Ellis Bush            Director                            May 11, 1995
- ----------------------------
John Ellis Bush

/s/ Robert L. Dilenschneider   Director                            May 11, 1995
- ----------------------------
Robert L. Dilenschneider

/s/ Adam W. Herbert, Jr.       Director                            May 11, 1995
- ----------------------------
Adam W. Herbert, Jr.

/s/ Paul G. Kahn               Director, Chairman and              May 11, 1995
- ----------------------------   Chief Executive Officer
Paul G. Kahn

/s/ Eugene Miller              Director                            May 11, 1995
- ----------------------------
Eugene Miller

/s/ Thomas F. Petway, III      Director                            May 11, 1995
- ----------------------------
Thomas F. Petway, III

/s/ G. Thomas Frankland        Chief Financial Officer             May 11, 1995
- ----------------------------   (also principal accounting officer)
G. Thomas Frankland

                               INDEX TO EXHIBITS

                                                     PAGINATION BY
EXHIBIT   EXHIBIT                                    SEQUENTIAL
NUMBER    DESCRIPTION                                NUMBERING SYSTEM

4(a)      Ideon's Amended and Restated Certificate   Incorporated by reference
          of Incorporation.                          to Appendix B of SafeCard's
                                                     1995 definitive proxy
                                                     statement which was
                                                     included in Ideon's
                                                     Registration Statement on
                                                     Form S-4 (No. 33-58273)
                                                     filed as of March 28, 1995.

4(b)      Certificate of Amendment to Ideon's        Incorporated by
          Amended and Restated Certificate of        reference to Exhibit 3(c)
          Incorporation.                             to Registrant's Form 8-B as
                                                     filed on May 5, 1995

4(c)      Registrant's By-Laws                       Incorporated by reference
                                                     to Appendix B of SafeCard's
                                                     1995 definitive proxy
                                                     statement which was
                                                     included in Ideon's
                                                     Registration Statement on
                                                     Form S-4 (No. 33-58273)
                                                     filed as of March 28, 1995.

 5        Opinion of Mahoney Adams & Criser, P.A.    13-15

15        Letter regarding unaudited financial       16
          information.

23(a)     Consents of Price Waterhouse LLP,          17
          Independent Accountants.

23(b)     Consent of Mahoney Adams & Criser, P.A.,   Included in Exhibit 5.